Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

February 7, 2005

Board of Trustees
First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814

First Potomac Realty Trust Registration Statement on Form S-3
1,389,273 Common Shares of Beneficial Interest

Ladies and Gentleman:

We have acted as special counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof under the Securities Act of 1933, as amended, with respect to the registration of the sale of up to 1,389,273 common shares of beneficial interest of the Company, $0.001 par value per share (the “Shares”) covered by the Registration Statement. The Company may elect to issue up to 1,389,273 common shares upon redemption of units of limited partnership interest (the “Units”) in First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Partnership”). The Shares may be sold by the selling shareholders named in the Registration Statement (collectively, the “Selling Shareholders”) and are being registered on behalf of the Selling Shareholders by the Company.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Board of Trustees
February 7, 2005

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company is duly formed and existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

     2. The issuance of the Shares upon redemption of the Units in accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Partnership, as amended, has been duly authorized and, if and when issued in accordance therewith, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Other Matters — Legal” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ Hunton & Williams LLP